Exhibit 99.1

DOLLAR TREE, INC. REPORTS RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR FISCAL 2014

Fourth Quarter Highlights
~ Sales increased 10.8% to $2.48 billion and Same-Store Sales improved 5.6% ~
~ Diluted EPS, including acquisition-related costs, decreased 2.0% to $1.00 ~
~ Excluding acquisition-related costs, diluted EPS increased 13.7% to $1.16 ~

CHESAPEAKE, Va. - February 25, 2015 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores selling everything for $1 or less, today reported results for the fourth quarter and fiscal year ended January 31, 2015.

Fourth Quarter Results
Consolidated net sales increased 10.8% to $2.48 billion from $2.23 billion in the prior year’s fourth quarter. Consolidated same-store sales increased 5.6% on a constant currency basis, compared to a 1.2% increase in the prior-year period. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 5.5%.

Gross profit increased 11.3% to $918.1 million from $825.2 in the prior year’s fourth quarter. As a percent of sales, gross margin increased by 20 basis points to 37.1%. The primary contributors to the increase were higher initial mark-ups and leverage on occupancy and distribution costs, which were offset partially by higher freight costs and continued investments in merchandise value.

Selling, general and administrative expenses were 21.6% of sales compared to 21.3% of sales in the prior year's fourth quarter. The quarter included $6.7 million in acquisition-related costs associated with the pending merger with Family Dollar Stores, Inc. Excluding acquisition-related costs, selling, general and administrative costs were 21.3% of sales, flat compared to the prior year's fourth quarter. Increased payroll costs related to store bonuses and incentive compensation were offset by leverage on other costs as a result of strong same-store sales.

Net income, compared to the prior year's fourth quarter, including acquisition-related costs, was $206.6 million and diluted earnings per share were $1.00. Excluding acquisition-related costs, net income increased approximately $26.0 million to $239.0 million and diluted earnings per share increased 13.7% to $1.16.

Bob Sasser, Chief Executive Officer stated, “I am extremely proud of our Company’s performance in the fourth quarter and throughout 2014. Our quarterly comp sales increase of 5.6% was largely driven by a 5.0% increase in transaction count. Top performing categories included party supplies, household products and food. Our results continue to validate that Dollar Tree is part of the solution for millions of customers seeking great value as they strive to balance their household budget. We exceeded 1 billion transactions in a year for the first time in Company history. Our business model is strong, our inventories are fresh, our shelves are full of incredible values, and our store teams are ready for the Spring selling season.”

The Company opened 90 stores, expanded or relocated six stores, and closed five stores during the quarter. Retail selling square footage increased to 46.5 million square feet, a 7.4% increase compared to the prior year.

Full Year Results
For fiscal year 2014, the Company’s consolidated net sales increased 9.7% to $8.60 billion from $7.84 billion in the prior year. Consolidated same-store sales increased 4.4% on a constant currency basis, compared to a 2.4% increase for fiscal year 2013. Adjusted for the impact of Canadian currency fluctuations, the same-store sales increase was 4.3%.

Gross profit increased 8.8% to $3.03 billion, or 35.3% of sales, compared to $2.79 billion, or 35.6% of sales, in the prior year. The 30 basis point decrease, as a percent to sales, was primarily driven by higher freight costs related to domestic trucking rates.

Selling, general and administrative expenses increased 9.6% to $1.99 billion, or 23.2% of sales. This included approximately $28.5 million in acquisition-related costs associated with the merger with Family Dollar Stores, Inc. Excluding acquisition-related costs, selling, general and administrative costs were 22.8% of sales, a 40 basis point improvement compared to the prior year.

Net income, compared to the prior year including acquisition-related costs, increased $2.5 million to $599.2 million, and diluted earnings per share increased by 6.6% to $2.90. Excluding acquisition-related costs, net income increased $48.9 million to $645.6 million and diluted earnings per share increased 14.7% to $3.12.

Company Outlook
The Company estimates consolidated net sales for the first quarter of 2015 to range from $2.15 billion to $2.20 billion, based on a low to mid single-digit increase in same-store sales and 6.9% square footage growth. Diluted earnings per share, excluding acquisition-related costs, are expected to range from $0.69 to $0.74. This range includes a $0.01 per diluted share non-recurring, non-cash charge related to a change in inventory accounting for our Canadian operations.

Consolidated net sales for the full year are estimated to range from $9.21 billion to $9.45 billion. This estimate is based on a low to low-mid single-digit increase in same-store sales, and 7.2% square footage growth. Fiscal year 2015 diluted earnings per share, excluding acquisition-related costs, are expected to range from $3.30 to $3.50.

FTC Update
The Company continues to make progress in its effort to obtain clearance from the Federal Trade Commission (“FTC”) to complete the Company’s pending acquisition of Family Dollar. The Company remains confident in its belief that the FTC will require the divestiture of no more than roughly 300 stores. Given the number of stores that the FTC continues to analyze, the Company now hopes to reach agreement with the FTC on the stores to be divested in early March and will work to close the acquisition by April 27, 2015. The final number and location of the divested stores and the closing date are subject to uncertainties such as the timing of final approval by the FTC Commissioners of the divested stores and the divestiture buyer or buyers.

Conference Call Information
On Wednesday, February 25, 2015, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST. The telephone number for the call is 800-289-0463. A recorded version of the call will be available until midnight Wednesday, March 4, 2015 and may be accessed by dialing 888-203-1112. The access code is 9760132. A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until Wednesday, March 4.

Dollar Tree, a Fortune 500 Company, operated 5,367 stores across 48 states and five Canadian provinces as of January 31, 2015. Our stores operate under the brands of Dollar Tree, Dollar Tree Canada, and Deals. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding the merger with Family Dollar, including acquisition related expenses and financing costs, the benefits, results, effects, timing and certainty of the merger, future financial and operating results, expectations concerning the antitrust review process for the proposed transaction and the combined company's plans, objectives, expectations (financial or otherwise) and intentions, first quarter 2015 and full-year 2015 sales, first quarter 2015 and full-year 2015 diluted earnings per share. Risks and uncertainties related to the proposed merger include, among others, the risk that regulatory approvals required for the merger are not obtained on the anticipated terms including approval of the final number and location of divested stores and approval of a divestiture buyer or buyers and schedule or are obtained subject to conditions that are not anticipated, the risk that the other conditions to the closing of the merger are not satisfied, the risk that the financing required to fund the transaction is not obtained, or is obtained on terms other than those previously disclosed, the ability to close the proposed merger on the proposed terms and schedule, or at all, difficulties related to integration of the proposed merger and our ability to obtain cost savings and synergies contemplated by the merger, unexpected costs, charges or expenses resulting from the proposed merger, and the outcome of pending or potential litigation or governmental investigations. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 14, 2014, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections in our Quarterly Report on Form 10-Q filed November 20, 2014 and in our other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT: Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)

	Fourth Quarter Ended				Year Ended
	January 31,			February 1,	January 31,			February 1,
	2015			2014	2015			2014 (b)
	(Unaudited)			(Unaudited)	(Unaudited)
	As Reported	Adjustments (a)	As Adjusted	As Reported	As Reported	Adjustments (a)	As Adjusted	As Reported

Net sales	$2,475.6	$—	$2,475.6	$2,234.9	$8,602.2	$—	$8,602.2	$7,840.3

Cost of sales	1,557.5	—	1,557.5	1,409.7	5,568.2	—	5,568.2	5,050.5

Gross profit	918.1	—	918.1	825.2	3,034.0	—	3,034.0	2,789.8
	37.1%		37.1%	36.9%	35.3%		35.3%	35.6%

Selling, general & administrative expenses	534.5	(6.7)	527.8	477.0	1,993.8	(28.5)	1,965.3	1,819.5
	21.6%	-0.3%	21.3%	21.3%	23.2%	-0.3%	22.8%	23.2%

Operating income	383.6	6.7	390.3	348.2	1,040.2	28.5	1,068.7	970.3
	15.5%	0.3%	15.8%	15.6%	12.1%	0.3%	12.42%	12.38%

Interest expense, net	54.3	(45.8)	8.5	8.9	80.1	(46.7)	33.4	15.4
Other expense, net	4.6	—	4.6	0.2	5.9	—	5.9	0.6

Income before income taxes	324.7	52.5	377.2	339.1	954.2	75.2	1,029.4	954.3
	13.1%	2.1%	15.2%	15.2%	11.1%	0.9%	12.0%	12.2%

Income tax expense	118.1	20.1	138.2	126.1	355.0	28.8	383.8	357.6
Income tax rate	36.4%	38.3%	36.6%	37.2%	37.2%	38.3%	37.3%	37.5%

Net income	$206.6	$32.4	$239.0	$213.0	$599.2	$46.4	$645.6	$596.7
	8.3%	1.3%	9.7%	9.5%	7.0%	0.5%	7.5%	7.6%

Net earnings per share:
Basic	$1.00	$0.16	$1.16	$1.02	$2.91	$0.22	$3.13	$2.74
Weighted average number of shares	205.7	205.7	205.7	208.1	206.0	206.0	206.0	218.1

Diluted	$1.00	$0.16	$1.16	$1.02	$2.90	$0.22	$3.12	$2.72
Weighted average number of shares	206.8	206.8	206.8	209.3	207.0	207.0	207.0	219.1

(a) The adjustments to Selling, general and administrative expenses and Interest expense, net for the fourth quarter and year ended January 31,
2015 are related to the proposed acquisition of Family Dollar Stores, Inc.
(b) The year ended February 1, 2014 information was derived from the audited consolidated financial statements as of that date.

NOTE: These condensed consolidated income statements have been prepared on a basis consistent with our previously prepared income statements filed with the Securities and Exchange Commission for our prior quarter and annual periods, with the exception of the footnotes required by GAAP for completed financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	January 31,	February 1,
	2015	2014
	(unaudited)

Cash and cash equivalents	$864.1	$267.7
Merchandise inventories, net	1,035.7	1,035.3
Current deferred tax assets, net	28.3	18.9
Other current assets	66.5	56.6
Total current assets	1,994.6	1,378.5

Property and equipment, net	1,210.5	1,094.0
Goodwill	164.6	169.3
Deferred tax assets, net	30.6	24.1
Other assets, net	166.7	106.0

Total assets	$3,567.0	$2,771.9

Current portion of long-term debt	$—	$12.8
Accounts payable	433.6	393.9
Other current liabilities	385.3	232.3
Income taxes payable	42.7	47.3
Total current liabilities	861.6	686.3

Long-term debt, excluding current portion	757.0	757.0
Income taxes payable, long-term	6.5	5.5
Other liabilities	156.9	152.4

Total liabilities	1,782.0	1,601.2

Shareholders' equity	1,785.0	1,170.7

Total liabilities and shareholders' equity	$3,567.0	$2,771.9

STORE DATA:
Number of stores open at end of period	5,367	4,992
Total selling square footage (in millions)	46.5	43.2

The February 1, 2014 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	January 31,	February 1,
	2015	2014
	(unaudited)

Cash flows from operating activities:
Net income	$599.2	$596.7
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	205.9	190.5
Provision for deferred taxes	(18.1)	6.7
Other non-cash adjustments to net income	42.6	41.6
Changes in operating assets and liabilities	97.2	(41.4)
Total adjustments	327.6	197.4
Net cash provided by operating activities	926.8	794.1

Cash flows from investing activities:
Capital expenditures	(325.6)	(330.1)
Purchase of restricted investments	(6.8)	(8.8)
Proceeds from maturities of restricted investments	15.8	15.0
Proceeds from sale of fixed assets	1.6	(0.8)
Other	—	(0.3)
Net cash used in investing activities	(315.0)	(325.0)

Cash flows from financing activities:
Principal payments on long-term debt	(12.8)	(271.5)
Debt issuance costs	(11.8)	—
Proceeds from long-term debt issuance	—	770.0
Payments for share repurchases	—	(1,112.1)
Proceeds from stock issued pursuant to stock-based
compensation plans	5.5	6.0
Tax benefit of exercises/vesting of stock-based compensation	4.5	9.8
Net cash used in financing activities	(14.6)	(597.8)
Effect of exchange rate changes on cash and cash equivalents	(0.8)	(3.5)
Net increase (decrease) in cash and cash equivalents	596.4	(132.2)
Cash and cash equivalents at beginning of period	267.7	399.9
Cash and cash equivalents at end of period	$864.1	$267.7

The year ended February 1, 2014 was derived from the audited consolidated financial statements as of that date.